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Exhibit 11               Omnicare, Inc. and Subsidiary Companies
                         Computation of Earnings Per Common Share
                         (in thousands, except per share data)


                                                   Three Months Ended          Six Months Ended
                                                        June 30,                   June 30,
                                                   ------------------        -------------------
                                                  1997          1996         1997         1996
                                                  ----          ----         ----         ----
Primary Earnings
 Net income                                      $15,138      $ 10,396      $28,581      $ 18,525
 Other                                                10           (22)          14           (28)
                                                 -------      --------      -------      --------

 Net income as adjusted                          $15,148      $ 10,374      $28,595      $ 18,497
                                                 =======      ========      =======      ========

 Shares
 Weighted average number of common
  shares outstanding                              80,143        65,123       79,110        59,425
 Additional shares assuming conversion of:
 Stock options and stock warrants                    106         2,218          129         2,170
                                                 -------      --------      -------      --------
 Average common shares outstanding and
  equivalent as adjusted                          80,249        67,341       79,239        61,595
                                                 =======      ========      =======      ========

 Primary earnings per common share               $  0.19*     $   0.15      $  0.36*     $   0.30
                                                 =======      ========      =======      ========

Fully Diluted Earnings
 Net income                                      $15,138      $ 10,396      $28,581      $ 18,525
 Aftertax interest expense related to 5 3/4%
  convertible subordinated debentures                 --           755           --         1,553
 Other                                                10           (22)          14           (28)
                                                 -------      --------      -------      --------

 Net income as adjusted                          $15,148      $ 11,129      $28,595      $ 20,050
                                                 =======      ========      =======      ========

 Shares
 Weighted average number of common
  shares outstanding                              80,143        65,123       79,110        59,425
 Additional shares assuming conversion of:
 Stock options and stock warrants                    297         2,218          225         2,239
 Convertible subordinated debentures                  --        10,484           --        10,798
                                                 -------      --------      -------      --------
 Average common shares outstanding and
  equivalents as adjusted                         80,440        77,825       79,335        72,462
                                                 =======      ========      =======      ========

 Fully diluted earnings per common share         $  0.19*     $   0.14      $  0.36*     $   0.28
                                                 =======      ========      =======      ========


* This calculation is submitted in accordance with Regulation S-K Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 if it results in dilution of less than 3% or is anti-dilutive.
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